Exhibit 99.2

Press Contact

Wilson Craig

Director of Public Relations

Meru Networks

+1 408 516 6182

wcraig@merunetworks.com

Investor contact:

Ed Keaney

Market Street Partners

+1 415 445 3238

ir@merunetworks.com

Meru Networks Appoints Eric Singer and Stephen Domenik to Board of Directors

SUNNYVALE, Calif. – January 14, 2014 – Meru Networks, Inc. (NASDAQ: MERU) today announced its entry into an agreement dated January 13, 2014 with Potomac Capital Partners III, L.P. and certain related parties to, among other things, appoint two new independent directors – Eric Singer and Stephen Domenik – to its board of directors. With these additions, the Meru board of directors now comprises nine directors.

“We are pleased to welcome Eric and Steve to our board and look forward to their contributions,” said William Quigley, chairman of the Meru Board of Directors. “Adding Eric and Steve to the Meru Board of Directors is consistent with our commitment to consider constructive input from our stockholders.”

“We are very pleased with the agreement reached with Meru, which we believe will provide new independent voices and perspectives to Meru’s board,” said Singer, co-managing member of Potomac Capital Partners III, L.P. “Steve and I look forward to working with the Meru board to continue building stockholder value.”

Background of the new directors

Eric Singer brings significant experience as a public company director of technology companies, as well as significant financial and investment experience, to the Meru Board of Directors. He currently serves as a co-managing member of Potomac Capital Management III, L.L.C., the general partner of Potomac Capital Partners III, L.P., and Potomac Capital Management II, L.L.C., the general partner of Potomac Capital Partners II, L.P. since March 2012 and has served as an advisor to Potomac Capital Management, L.L.C. and its related entities since May 2009. Singer has also served as a director of PLX Technology, Inc., a publicly traded semiconductor company, since December 2013. Singer served as chairman of the board of Sigma Designs, Inc. a publicly traded semiconductor company, from January 2013 until December 2013, and was a board member from August 2012 until December 2013. From August 2008 until its sale in

February 2010, Singer served as a director of Zilog Corporation, a publicly traded semiconductor company. From July 2007 to April 2009, Singer was a senior investment analyst at Riley Investment Management. He managed private portfolios for Alpine Resources, LLC from January 2003 to July 2007. Singer holds a B.A. from Brandeis University.

Stephen Domenik has been a general partner at Sevin Rosen Funds, a venture capital firm, since 1995, and brings considerable experience from both established and small companies in the semiconductor and software industries to the Meru Board of Directors. Domenik has also served as a director of PLX Technology, Inc., a publicly traded semiconductor company, since December 2013; director of Pixelworks, Inc., a publicly traded designer, developer and marketer of video and pixel processing semiconductors, since August 2010 and director of MoSys, Inc., a publicly-traded, IP-rich, fabless semiconductor company, since June 2012. He served on the board of directors of NetLogic Microsystems, Inc., a publicly-traded fabless semiconductor company, from January 2001 until it was acquired in February 2012. Domenik was previously CEO of two high-technology companies in the RFID and software domains. He was also vice president of marketing at Cyrix, an SRF portfolio company, where he worked from its early days until after its IPO. Prior to Cyrix, Domenik was the vice president of marketing at Weitek, a venture-backed startup company that also went public. Domenik holds an M.S. in electrical engineering (M.S.E.E.) and a B.S. in physics from the University of California at Berkeley.

Nomination and Standstill Agreement

In connection with the appointment of Singer and Domenik to the Meru board of directors, Meru entered into a Nomination and Standstill Agreement with certain entities and persons affiliated with Potomac Capital Partners III, L.P. The agreement provides, among other things, for the following:

•	The appointment of Singer and Domenik to the Meru Board of Directors, bringing the current total number of directors to nine.

•	Subject to Potomac maintaining a minimum level of ownership of not less than five percent, Meru will nominate, recommend, support and solicit proxies for the election of the Potomac nominees in the same manner as Meru’s other nominees at the 2014 annual meeting.

•	Effective immediately following the 2014 annual meeting and through the end of the Covered Period as defined in the Nomination and Standstill Agreement (which will initially last until the date that is 10 business days prior to the nomination deadline for the 2015 annual meeting of stockholders), Meru will maintain a total number of directors at seven.

•	Potomac will be restricted from increasing stock ownership above 10 percent and will not engage in hedging transactions with respect to Meru stock. The Potomac entities and their affiliates owned approximately 1,171,226 shares of Meru common stock, representing approximately 5.2 percent of Meru’s outstanding shares, as of December 31, 2013.

•	During the Covered Period, Potomac will abide by certain confidentiality and other standstill obligations, including, among other things, restrictions regarding participating in any further proxy contests or other activist campaigns, seeking other representation on the Board, or proposing or participating in an acquisition involving the Company.

•	The Potomac entities will vote their shares in favor of Meru’s slate of nominees for election to the Board of Directors at the company’s 2014 annual meeting.

Please see the Current Report on Form 8-K to be filed by Meru with the SEC today for a more complete summary of, and a complete copy of, the Nomination and Standstill Agreement.

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About Meru Networks

Meru Networks (NASDAQ: MERU) is a market leader in the development of mobile access and virtualized Wi-Fi solutions. Meru’s MobileFLEX wireless architecture addresses the ever-growing need for higher bandwidth and higher client densities. The Meru Identity Manager solution greatly simplifies secure device on-boarding and the company’s unique Context-aware Application Layers enable dedicated channel assignments for specific applications, devices and usage scenarios. Meru customers include Fortune 500 businesses as well as leaders in education, healthcare and hospitality. Founded in 2002, Meru is headquartered in Sunnyvale, Calif., with operations in North America, Europe, the Middle East, Asia Pacific and Japan. Visit www.merunetworks.com or call (408) 215-5300 for more information.

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